Megola Announces Opening of a Brokerage Account at Glendale Securities, Inc. for Stock Buyback Plan

POINT EDWARD, ON – September 8, 2010 - Megola Inc. (OTCBB:MGON - News), announced today it has opened a brokerage account with Glendale Securities, Inc. which will enable the company to buyback its common shares in the open market. Megola and Glendale Securities, Inc. will follow the guidelines found in the 1934 Act's Rule 10b-18--Purchases of Certain Equity Securities by the Issuer. Technically, Rule 10b-18 provides a safe harbor only for repurchases of common stock.

“The Board of Directors unanimously voted to open an account which will give the company the ongoing option to buy its common shares in the open market," says Joel Gardner, President and CEO of Megola Inc. “The reasoning behind the share repurchase program is twofold. First, an immediate buyback strategy will enable the company to potentially reduce the number of outstanding common shares thereby putting pressure on any short sellers. Second, the company views share repurchases over time as another way to essentially create shareholder value by purchasing any stock below $0.20 which is the current conversion price per share for the 1,092,255 Preferred Series A Shares that are still outstanding,” continues Gardner.

Megola has recently reduced the outstanding shares by 7,031,800 from 33,570,455 to 26,538,655 by moving management’s restricted common share volume back into Preferred Series B holdings. Series B Shares have no voting rights or warrant options attached to them. Management also currently holds 641,459 Preferred Series A Shares, or approximately 58.7% of the remaining Preferred Series A Shares eligible for conversion to Common, which may further help to deter short sellers from targeting Megola’s common stock.

Recent trade activity of Megola’s stock since June 1, 2010 (after conversion dates of Megola’s preferred series A and B shares), shows that of the approximately 7.9 million shares traded over 50%, or approximately 4 million, have been Short Sales.

For more information on Hartindo products and Megola Inc. please visit www.megola.com

As of September 7, 2010, the Common Share structure for Megola is as follows:

Authorized:	200,000,000
Outstanding:	26,538,655
Restricted:	130,287
Float:	26,408,368

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Megola Inc.
Daniel Gardner
1 888 558 6389
IRinfo@megola.com
http://www.megola.com